PRESS RELEASE

                                       For Immediate Release
                                           February 16, 1999


NORTH VALLEY BANCORP APPOINTS NEW CHIEF EXECUTIVE OFFICER

Redding, California - Rudy V. Balma, Chairman of the Board of Directors of North Valley Bancorp (NASDAQ: NOVB), has announced the appointment of
Michael J. Cushman as the new President, Chief Executive
Officer, and Director of the Company and its principal subsidiary, North Valley Bank. Mr. Cushman has been promoted from his position of Senior Vice President, Chief
Business Banking Officer of the Bank.

Mr. Cushman has twenty-two years of banking experience, of which twenty years were with community banks located in Redding, California. Prior to his employment with North
Valley Bank, he was President & Chief Executive Officer of
Country National Bank which was acquired by Tri-Counties
Bank.

Mr. Cushman said: "I am very excited about the opportunity to lead this outstanding company. North Valley Bank has historically been a top performer among California community banks and it is with great pride that I accept this challenge. The Bank had a number of successes in 1998, specifically in opening two new supermarket branches and the Business Banking Center. Additionally, the Bank addressed significant upgrades to our technology plan. Key objectives for 1999 are to expand the Investment Services Department, to further enhance our branch delivery system, and to expand services offered through the Business Banking Center."

"Mike" and his wife have lived in Redding most of their lives. They are well known and very active members of the community.

For Further Information Please Contact:

Rudolph V. Balma
Chairman of the Board
or
Sharon Benson
Senior Vice President & Chief Financial Officer
880 E. Cypress Ave.
Redding, CA 96002
(530) 221-8400
FAX  222-1768